SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP. DECLARES 10% STOCK DIVIDEND

YONKERS, N.Y. – November 18, 2010 – The board of directors of Hudson Valley Holding Corp. (NASDAQ: HUVL) declared a 10% common stock dividend for shareholders of record as of close of business on November 29, 2010.

This is the 27th consecutive year that a stock dividend or stock split has been declared by the parent company of Hudson Valley Bank, which serves middle-market commercial customers and their principals in Westchester County, metropolitan New York City and lower Connecticut.

“The board was very pleased to be able to declare this stock dividend for the benefit of our shareholders,” Chairman of the Board William E. Griffin said.

On December 10, 2010, the payment date, the additional shares representing the stock dividend will be credited to a book entry account for each shareholder.

All fractional shares resulting from the dividend will be paid in cash at the fair market value of Hudson Valley’s common stock based on the closing sales price per share on November 29, 2010, the record date, as reported on the NASDAQ Global Select Market.

On September 30, 2010, the company had 16,029,124 shares of common stock outstanding. As a result of the stock dividend, the company expects to have approximately 17,632,000 shares of common stock outstanding.

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About Hudson Valley Holding Corp. Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.8 billion in assets, serving the metropolitan area with 37 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com